FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS L.P. REPORTS YEAR-END 2013 RESULTS
OKLAHOMA CITY, March 27, 2014 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the year ended December 31, 2013.
Fourth Quarter and Full Year 2013 Highlights

•	Average net daily production during the quarter and year ended December 31, 2013 was 4,019 Boe/d and 3,658 Boe/d, respectively

◦	Average net daily oil production during the quarter and year ended December 31, 2013 was 360 Bbl/d and 231 Bbl/d respectively

◦	Average net daily natural gas liquids production during the quarter and year ended December 31, 2013 was 2,194 Bbl/d and 2,165 Bbl/d respectively

◦	Average net daily natural gas production during the quarter and year ended December 31, 2013 was 8,789 Mcf/d and 7,574 Mcf/d respectively

•	Estimated proved reserves were approximately 20.6 MMBoe as of December 31, 2013, an increase of 45% from the year ended December 31, 2012

•
Quarterly cash distributions increased approximately 10%, from $2.10 on an annualized basis with respect to the first quarter of 2013 to $2.30 on an annualized basis with respect to the fourth quarter of 2013

•	Adjusted EBITDA (as defined below under "Use of Non-GAAP Financial Measures") was $8.7 million and $26.9 million for the quarter and year ended December 31, 2013 respectively

•	In our most recent redetermination, our credit facility borrowing base was increased from $87.5 million to $102.5 million
“2013 was a year of transformation for New Source,” said Kristian Kos, President and Chief Executive Officer of New Source Energy GP, LLC, the general partner of the Partnership. “We were able to significantly increase our production and reserves, along with beginning to balance our portfolio with oilfield services. We believe this transition will help move us toward our goal of being a partnership that over time can provide more services and infrastructure to streamline its operations and generate revenue from multiple sources. We have a strong platform and are focused and poised for further growth in 2014."
Full Year 2013 Results
Adjusted EBITDA was $26.9 million for the year ended December 31, 2013 as compared to $29.8 million for the year ended December 31, 2012. Adjusted EBITDA decreased in 2013 due primarily to an increase in production expense, production taxes, costs of providing service and rentals and general and administrative expenses, partially offset by an increase in total revenues, all of which relate to the acquisition of oil and gas properties and our oilfield services segment in 2013.
Net income was $26.6 million for the year ended December 31, 2013 compared to $3.1 million for the year ended December 31, 2012. Net income increased in 2013 primarily due to the $22.7 million gain generated as a result of the net assets of MCE being adjusted to fair value and recognized under applicable accounting rules. The MCE Acquisition was accounted for under FASB ASC 805, "Business Combinations." Since Mr. Kos, through his control over the Partnership’s general partner, controls the Partnership and Mr. Kos owned 36% of the equity interest in

MCE, the Partnership accounted for the acquisition as a business combination achieved in stages under FASB ASC 805-10.
For the year ended December 31, 2013, revenues were approximately $50.7 million, of which $46.9 million were revenues generated from our oil and natural gas segment and $3.7 million were revenues generated from our oilfield services segment. Revenues increased by 42% for the year ended December 31, 2013 from $35.6 million compared to the year ended December 31, 2012 primarily as a result of our 2013 acquisitions of oil and gas properties and our oilfield services segment.
Total crude oil production was 84,273 Bbls during the year ended December 31, 2013, an increase of 38% from the year ended December 31, 2012. Natural gas production amounted to 2,764.3 MMcf during the year ended December 31, 2013, an increase of 21% from the year ended December 31, 2012. Natural gas liquids production was 790,234 Bbls for the year ended December 31, 2013, an increase of 11% from the year ended December 31, 2012. Production costs increased on an equivalent basis from $5.40 per Boe to $9.46 per Boe primarily as a result of increased well and vendor costs.
Cash Distributions
The Board of Directors of New Source’s general partner declared a cash distribution for the fourth quarter of 2013 of $0.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units, aggregating $18.5 million of distributions paid with respect to the year 2013. The fourth quarter distribution was paid on February 14, 2014, to all unit holders of record on January 31, 2014.
Conference Call
A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s fourth quarter and year-end 2013 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Treasurer and Chief Financial Officer.
The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The pass code for the replay is 13578535. The replay will be available until April 10, 2014.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors-Events link. A replay of the webcast will also be available for approximately 30 days following the call.
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy company focused on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its wholly owned subsidiary, MCE LP. For more information on the Partnership please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Use of Non-GAAP Financial Measures
New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or "GAAP." New Source also presents the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio in this press release. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense, acquisition related general and administrative expense, unrealized derivative gains and losses and other non-recurring gains and losses, such as our gain on investment in a subsidiary under common control and deferred financing costs. New Source defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense and estimated maintenance capital expenditures. New Source defines Coverage Ratio as the ratio of Distributable Cash Flow generated during the period presented to the aggregate cash distributions paid with respect to such period.
Estimated maintenance capital expenditures represent New Source’s estimate of the amount of capital expenditures necessary to maintain the revenue generating capabilities of its assets at current levels over the long term. Following an acquisition of oil and gas properties in April 2013, management of New Source and the Board of Directors of its general partner determined that $10.2 million was an appropriate estimate of annual maintenance capital expenditures, or $2.55 million on a quarterly basis. Following the completion of the MCE acquisition, management and the Board of Directors have determined to prepare the estimate of maintenance capital expenditures based on the expected capital expenditures to replace New Source’s revenue generating assets (including production and producing reserves from its oil and gas operations and vehicles and other equipment from its oilfield services operations) based on its expectations of the replacement costs for such assets during the fiscal year on an individualized basis. On a going forward basis, with respect to its oil and gas operations, New Source’s estimated maintenance capital expenditures with respect to any period will represent the product of its estimate of the average cost to replace a barrel of oil equivalent (which estimate will be based upon its historical average finding and development costs over the preceding five-year period and determined annually or more frequently as deemed appropriate) and the actual production volume for such period. With respect to its oilfield services operations, New Source’s estimated maintenance capital expenditures will represent the estimated replacement costs for current equipment whose useful lives are scheduled to be completed during the given year. New Source will continue to adjust its estimate of maintenance capital expenditures whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition, and will make such adjustment with respect to the quarter following the quarter during which the event giving rise to the adjustment occurs.
New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. Reconciliations of Adjusted EBITDA and Distributable Cash Flow to net income, the most directly comparable GAAP measure, are included in this release. Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the most directly comparable GAAP financial measure, because they exclude some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA, Distributable Cash Flow or Coverage Ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

New Source Energy Partners L.P. - Investor & Media Contact
Nick Hodapp
Director of Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Consolidated Balance Sheets
(in thousands)

	As of December 31,
	2013	2012
ASSETS:
Current assets:
Cash	$7,291	$—
Accounts receivable	12,609	5,663
Other current assets	1,114	25
Total current assets	21,014	5,688
Property and equipment:
Property and equipment, net	8,166	—
Oil and natural gas properties, at cost, using full cost method:
Proved oil and natural gas properties	291,829	202,795
Accumulated depreciation, depletion, and amortization	(128,961)	(112,372)
Total oil and natural gas properties, net	171,034	90,423
Prepaid drilling and completion costs	1,455	1,000
Intangible asset - customer relationships, net	35,009	—
Goodwill	23,974	—
Other assets	2,224	2,823
Total assets	$254,710	$99,934
LIABILITIES AND PARENT NET INVESTMENT:
Current liabilities:
Accounts payable	$2,268	$—
Accounts payable—related parties	9,821	1,564
Accrued liabilities	999	259
Factoring payable	1,907	—
Accrued income taxes	—	103
Current derivative obligations	3,167	47
Current portion of long-term debt	719	—
Total current liabilities	18,881	1,973
Contingent consideration payable to related parties	4,720	—
Other long-term related party payables	350	345
Credit facility—long-term portion	78,500	68,000
Long-term debt, net of current portion	1,514	—
Derivative obligations	37	107
Asset retirement obligation	3,455	1,510
Deferred tax liability	—	12,024
Total liabilities	107,457	83,959
Commitments and contingencies
Parent net investment	—	15,975
Partners' capital	—	—
Common units (9,599,578 units issued and outstanding as of December 31, 2013)	151,773	—
Subordinated Units (2,205,000 units issued and outstanding as of December 31, 2013)	(17,334)	—
General partner's capital (155,102 units issued and outstanding as of December 31, 2013)	(1,174)	—
Non-controlling interest	13,988	—
Total partners' capital	147,253	—
Total liabilities, parent net investment and partners' capital	$254,710	$99,934

New Source Energy Partners L.P.
Consolidated Statements of Operations
(in thousands, except per unit amounts)

	Year Ended December 31,		Three Months Ended
	2013	2012	December 31, 2013	December 31, 2012
REVENUES
Oil sales	$8,090	$5,570	$3,211	$1,200
Natural gas sales	10,000	6,030	2,969	1,852
Natural gas liquids sales	28,847	23,996	8,317	6,096
Service and rentals	3,738	—	3,738	—
Total revenues	50,675	35,596	18,235	9,148
OPERATING COSTS AND EXPENSES
Oil and natural gas production expenses	12,631	6,217	3,929	1,427
Oil and natural gas production taxes	2,669	1,144	673	315
Cost of providing service and rentals	2,040	—	2,040	—
General and administrative	14,760	12,660	3,308	1,704
Depreciation, depletion, and amortization	18,556	14,409	6,870	3,358
Accretion expense	209	116	64	30
Total operating costs and expenses	50,865	34,546	16,884	6,834
Operating (loss) income	(190)	1,050	1,351	2,314
OTHER INCOME (EXPENSE)
Interest expense	(4,078)	(3,202)	(858)	(780)
Realized and unrealized gain (loss) from derivatives, net	(5,548)	7,057	(2,951)	191
Gain on investment in acquired business	22,709	—	22,709	—
Other income (expense)	1,603	—	1,603	—
Income before income taxes	14,496	4,905	21,854	1,725
Income tax benefit (expense)	12,126	(1,796)	—	(630)
Net income	$26,622	$3,109	$21,854	$1,095

Net income	$26,622
Net income prior to purchase of properties from New Source Energy on February 13, 2013	$5,303
Net income subsequent to purchase of properties from New Source Energy on February 13, 2013	$21,319
Net income allocable to general partner from February 13, 2013 to December 31, 2013	$291
Net income allocable to subordinated units from February 13, 2013 to December 31, 2013	$4,099
Net income allocable to common units from February 13, 2013 to December 31, 2013	$16,929
Net income per weighted average common units outstanding from February 13, 2013 to December 31, 2013	$2.42
Net income per weighted average common units outstanding for the three months ended December 31, 2013	$2.05

New Source Energy Partners L.P.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands)
Net Income to Adjusted EBITDA Reconciliation:
Net income	$21,854	$1,095	$26,622	$3,109
Unrealized (gain) loss on derivatives	1,938	(181)	3,619	(1,070)
Change in fair value of contingent consideration	(1,600)	—	(1,600)	—
(Gain) on investment in subsidiary under common control	(22,709)	—	(22,709)	—
Non-cash compensation expense	101	799	7,839	8,204
Acquisition related general and administrative expense	986	—	2,078	—
Accretion expense	64	30	209	116
Interest expense	792	780	4,078	3,202
Deferred financing costs	361	—	361	—
Depreciation, depletion and amortization	6,898	3,357	18,556	14,409
Income tax expense (benefit)	—	630	(12,126)	1,796
Adjusted EBITDA	$8,685	$6,510	$26,927	$29,766

New Source Energy Partners L.P.
Reconciliation of Distributable Cash Flow
(Unaudited, in thousands, except per unit amounts)

	Three Months Ended December 31, 2013	Year Ended December 31, 2013

Adjusted EBITDA	$8,685	$26,927
Adjustments:
Cash interest expense	(739)	(2,166)
Estimated maintenance capital expenditures (1)	(2,329)	(9,317)
Distributable cash flow	$5,617	$15,444

Aggregate unit holders distributions paid with respect to the period presented (2)	$5,757	$18,536

Coverage ratio	0.98	0.83

(1)
Amounts reflect management’s estimates of maintenance capital expenditures during the periods presented and were previously estimated to be $8.2 million annually for the period prior to the completion of New Source’s first acquisition in April 2013 and $10.2 million annually thereafter. As described above under “-Use of Non-GAAP Financial Measures,” New Source has made an adjustment to its calculation methodology for estimated maintenance capital expenditures after completing its MCE acquisition. If New Source had utilized the prior calculation methodology with respect to the periods presented in the above table, its estimated maintenance capital expenditures for the three months and year ended December 31, 2013 would have been approximately $2.6 million and $9.7 million, respectively, which in turn would have resulted in Distributable Cash Flow of approximately $5.4 million and $15.1 million for the three months and year ended December 31, 2013, respectively and corresponding Coverage Ratios of 0.94x and 0.81x, respectively.

Actual maintenance capital expenditures will vary depending on various factors, including maintenance schedules and timing of capital projects, among others.

(2)
Amounts do not include approximately $0.3 million distributions payable with respect to the fourth quarter of 2013 on 488,667 common units issued as consideration for an acquisition in January 2014 because the acquired properties generated no revenue for New Source during the periods presented. In addition, the amounts do not include approximately $1.1 million of distributions with respect to the fourth quarter 2013 on 1,947,033 common units issued as consideration for the MCE acquisition in November 2013 pursuant to an arrangement with sellers in the MCE acquisition to forgo, with respect to such common units, their rights to distribution for the fourth quarter 2013 only.